SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 4)

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive additional materials
    [ ]  Soliciting material pursuant to ss.240.14a-11(c) or ss.240.14a-12


                      AMBASSADOR FOOD SERVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
        2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
        4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
        5) Total fee paid:
--------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. SEC File No. 1-08460

        1) Amount previously paid:
--------------------------------------------------------------------------------
        2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
        3) Filing party:
--------------------------------------------------------------------------------
        4) Date filed:
--------------------------------------------------------------------------------

AMBASSADOR FOOD SERVICES CORPORATION              5-30 54th Avenue
                                                  Long Island City, NY 11101
                                                  (718) 361-2512

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               September 30, 2004

The annual meeting of the stockholders of Ambassador Food Services Corporation, a Delaware corporation (the "Annual Meeting"), will be held at 5-30 54th Avenue, Long Island City, New York 11101, on September 30, 2004, 11:00 a.m., Eastern time, for the following purposes:


          1. To consider and act upon a proposal to amend the corporation's Certificate of Incorporation to effect a 1 for 30 reverse stock split followed immediately by a 30 for 1 forward stock split of the corporation's outstanding common stock (the "Transaction"). As a result of the Transaction, (a) each share of the corporation's common stock held by a stockholder owning fewer than 30 shares immediately before the effective time of the reverse stock split will be converted into the right to receive from the corporation Thirty-five Cents ($0.35) in cash, without interest, and (b) each share of common stock held by a stockholder owning 30 or more shares will continue to represent one share of the corporation's common stock after completion of the Transaction. A copy of the proposed amendment to the corporation's Certificate of Incorporation is attached as Appendix A to the accompanying Proxy Statement.

          2. To consider and act upon a proposal to elect four directors of the corporation as set forth in the accompanying Proxy Statement.

          3. To consider and transact such other business as may properly come before the Annual Meeting.


     Stockholders of record at the close of business on September 3, 2004 are entitled to vote at the Annual Meeting.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      TO INSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. Sending in your Proxy now will not interfere with your rights to attend the Annual Meeting or to vote your shares personally at the Annual Meeting if you wish to do so.

      You are cordially invited to attend the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                                      Robert A. Laudicina
                                                      President

DATE: September 10, 2004
      Long Island City, NY


--------------------------------------------------------------------------------
PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY CARD. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT RETURN ANY STOCK CERTIFICATES AT THIS TIME. AFTER THE EFFECTIVE DATE OF THE TRANSACTION YOU WILL RECEIVE INSTRUCTIONS FOR EXCHANGING YOUR CERTIFICATES.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page

PROXY STATEMENT..............................................................1
VOTING AND PROXIES...........................................................1
SUMMARY TERM SHEET...........................................................2

PROPOSAL 1 AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A
1 FOR 30 REVERSE STOCK SPLIT AND A 30 FOR 1 FORWARD STOCK SPLIT OF
OUR COMMON STOCK.............................................................5
  General....................................................................5
SPECIAL FACTORS..............................................................6
  Background of the Transaction..............................................6
  Purpose and Reasons for the Transaction....................................7
  Fairness of the Transaction................................................9
  Effects of the Transaction................................................16
  Material U.S. Federal Income Tax Consequences.............................18
  Conduct of Business After the Transaction.................................19
  Past Business Combination Discussions.....................................19
  Appraisal Rights..........................................................19
EXCHANGE OF FRACTIONAL SHARE CERTIFICATES FOR CASH..........................20
ESCHEAT LAWS................................................................21
COSTS AND FINANCING OF THE TRANSACTION......................................22
FINANCIAL INFORMATION.......................................................22
BOARD OF DIRECTORS DISCRETION...............................................23
MARKET FOR COMMON STOCK, DIVIDENDS AND STOCK PURCHASES......................23
  Market for Common Stock...................................................23
  Dividends  ...............................................................23
  Stock Repurchases by Ambassador ..........................................23
VOTE REQUIRED...............................................................23
RECOMMENDATION OF THE BOARD OF DIRECTORS....................................23
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..................24
PROPOSAL 2  ELECTION OF DIRECTORS...........................................25
  Nominees for Election as Directors........................................25
  Meetings of the Board of Directors........................................25
  Section 16(a) Beneficial Ownership Reporting Compliance...................26
INDEPENDENT AUDITORS........................................................27
  Audit Related Fees........................................................27
BOARD OF DIRECTORS AUDIT REPORT.............................................27
EXECUTIVE OFFICERS OF THE COMPANY...........................................28
EXECUTIVE COMPENSATION......................................................28
  Officer Compensation......................................................28
  Director Compensation.....................................................28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................30
FUTURE STOCKHOLDER PROPOSALS................................................30
GENERAL.....................................................................30
  Solicitation of Proxies...................................................30
ADDITIONAL INFORMATION......................................................30
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................31
ANNEXES.....................................................................31
APPENDIX A...................................................................1

                      AMBASSADOR FOOD SERVICES CORPORATION
                                5-30 54th Avenue
                        Long Island City, New York 11101
                                 (718) 361-2512


                                                             September 10, 2004

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ambassador Food Services Corporation ("Ambassador", "we", "us", "our"), for the annual meeting of stockholders to be held on September 30, 2004 at 11:00 a.m. Eastern time, at 5-30 54th Avenue, Long Island City, New York, or any postponements or adjournments thereof (the "Annual Meeting"). These proxy solicitation materials were mailed on or about September 10, 2004 to all stockholders entitled to vote at the Annual Meeting.

     Copies of our annual report to stockholders for the fiscal year ended May 27, 2004 ("Annual Report") is enclosed herewith. Certain portions of the Annual Report is incorporated herein by reference. See "Incorporation of Certain Documents by Reference". The remaining portions of the Annual Report are not incorporated in this Proxy Statement and are not to be deemed a part of the proxy soliciting material.

                               VOTING AND PROXIES

     Only stockholders of record at the close of business on September 10, 2004 are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of Ambassador as of such date consisted of 734,656 shares of common stock, $1.00 par value ("Common Stock"). The principal executive offices of Ambassador are located at 5-30 54th Avenue, Long Island City, New York 11101.


     If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, they will be voted for (a) approval of the amendment of Ambassador's Certificate of Incorporation to effect a 1-for-30 reverse stock split followed immediately by a 30-for-1 forward stock split of Ambassador's outstanding Common Stock; and (b) the nominees for directors named herein.

     Stockholders are entitled to one vote per share on all matters. Directors are elected by a plurality of votes. A stockholder may instruct the proxy holders not to vote for one or more of the nominees by lining through the name(s) of such nominee or nominees on the Proxy. If the Proxy is not marked with respect to the election of directors, authority will be granted to the persons named in the Proxy to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.

     A stockholder may revoke his or her Proxy at any time before it is voted by giving to our Secretary written notice of revocation bearing a later date than the Proxy, by submission of a later-dated Proxy, or by revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to John A. Makula, Corporate Secretary, Ambassador Food Services Corporation, 5-30 54th Avenue, Long Island City, New York 11101.

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a stockholder fails to provide voting instructions to the stockholder's broker for shares held in "street name." Under those circumstances, the broker may be authorized to vote the shares on some routine items but is prohibited from voting on other items. Those items for which a stockholder's broker cannot vote result in broker non-votes.

     In tabulating the votes cast on proposals other than the election of directors, abstentions are counted and broker non-votes are not counted for purposes of determining whether a proposal has been approved. Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote thereon. If a stockholder votes to "abstain" on this proposal, it will have the same effect as if the stockholder voted against the proposal. Brokers are prohibited from voting shares held in street name on behalf of a stockholder on this proposal absent voting instructions from the stockholder. Consequently, if a stockholder fails to provide voting instructions to the stockholder's broker to vote shares held in street name in favor of the proposal, it will have the same effect as if the stockholder voted against the proposal. In tabulating the votes cast on the election of directors, votes withheld and broker non-votes are not counted for purposes of determining the directors who have been elected.

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from the Proxy Statement about the proposed Transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Proxy Statement (including Appendix A) and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the location in this Proxy Statement where you can find a more complete discussion of each item listed below.

     As used in this Proxy Statement, "Transaction" refers to the proposed reverse stock split and forward stock split, together with the related cash payments to stockholders holding fewer than 30 shares. The term "affiliated stockholder" means any stockholder who is a director or executive officer of Ambassador. The term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder.

     What is the proposed Transaction? (Page 5) The proposed Transaction is a 1 for 30 reverse stock split of the Common Stock of Ambassador followed by a 30 for 1 forward stock split of the Common Stock of Ambassador. If the Transaction is approved and completed:

      o Ambassador stockholders holding fewer than 30 shares of Common Stock immediately prior to the reverse stock split ("Fractional Holders") will receive a cash payment from Ambassador of Thirty-five Cents ($0.35) per share, without interest, for each share of Common Stock held immediately prior to the reverse stock split, and will no longer be stockholders of Ambassador;

      o Ambassador stockholders holding 30 or more shares immediately prior to the effective time of the reverse stock split will continue to hold the same number of shares of Common Stock after completion of the Transaction and will not receive any cash payment.

     For a description of the provisions regarding the treatment of shares held in street name, please see "Exchange of Fractional Share Certificates for Cash" on page 17 of this Proxy Statement.

     What is the purpose of the Transaction? (Page 7) The purpose of the Transaction, which is described in more detail in the Proxy Statement under "Special Factors-Purpose and Reasons for the Transaction," is to:

      o relieve Ambassador of the administrative burden and costs associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act of 1934 (the "Exchange Act"), by reducing the number of stockholders from approximately 532 to approximately 358 and de-registering our Common Stock under the Exchange Act;

      o eliminate the expense and burden of dealing with a large number of stockholders holding small positions in Ambassador's stock;

      o give stockholders who own fewer than 30 shares of Common Stock immediately prior to the reverse stock split the opportunity to liquidate their shares of Common Stock at a fair price; and

      o cause minimal disruption to stockholders owning 30 or more shares of Common Stock.

     What is the reason for the two-step structure of the Transaction? (Page 7) The reason for the reverse stock split is to reduce the number of stockholders below 500. The reason for the forward stock split is to avoid the disruption which would otherwise be caused by only the reverse stock split to the stockholders of record who own 30 or more shares of Common Stock prior to the Transaction. Following the reverse stock split with a forward stock split would limit stockholder disruption by avoiding the requirement if only the reverse stock split were effected that stockholders owning 30 or more shares forward their stock certificates to Ambassador in exchange for (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock. As a result of the two-step structure, the share holdings of holders of 30 or more shares would not be affected in the transaction. Conducting the Transaction in this manner minimizes the costs of the Transaction while achieving the goals outlined in this Proxy Statement. See "Special Factors--Purpose and Reasons for the Transaction".

     Why are we proposing the Transaction at this time? (Pages 7 and 17) We are proposing the Transaction at this time to reduce expenses as well as the distractions from our business caused by our public reporting obligations. See "Special Factors--Purpose and Reasons for the Transaction", "Special Factors--Fairness of the Transaction".

     Is the Transaction fair? (Page 9) Based on the reasons detailed under "Proposal 1-Special Factors-Fairness of the Transaction", the board of directors of Ambassador believes that the proposed Transaction, including the price per share of Common Stock to be paid to Fractional Holders, is both substantively and procedurally fair to each of Ambassador, its affiliated stockholders, its unaffiliated stockholders who will retain an interest in Ambassador and its unaffiliated stockholders who that will no longer have an interest in Ambassador. The transaction was unanimously approved by all of the members of board of directors of Ambassador, including members who are not employees of Ambassador. Ambassador did not:

      o obtain an independent fairness opinion in connection with the proposed Transaction,

      o structure the Transaction to require the approval of at least a majority of the shares held by unaffiliated stockholders, or

      o establish a committee of independent directors to represent the interests of unaffiliated stockholders.

     What are the effects of the Transaction? (Page 13) We believe that the Transaction would have the following effects:

      o the number of our stockholders of record would be reduced from approximately 532 to approximately 358, and the number of outstanding shares of Common Stock would decrease by approximately .2% from 734,656 shares to approximately 732,998 shares at a cost to us (including expenses) of approximately $25,280;

      o Ambassador would no longer be required to comply with the public company reporting requirements of the Exchange Act, and certain provisions of the Exchange Act would no longer apply to executive officers and directors of Ambassador;

      o the Common Stock would no longer be eligible to be traded on the OTC Bulletin Board and any trading in our Common Stock after the Transaction would be limited to the "pink sheets" or privately negotiated sales;

      o stockholders who own fewer than 30 shares immediately prior to the effective time of the reverse stock split would no longer have an interest in or be stockholders of Ambassador and would not be able to participate in any future earnings or growth of Ambassador;

      o Ambassador estimates that it would save approximately $25,000 per year in legal, accounting and other expenses, in addition to management time and attention, as a result of no longer being subject to the public company reporting requirements of the Exchange Act;

      o less information regarding Ambassador would be publicly available because Ambassador will no longer be subject to the public company reporting requirements of the Exchange Act;

      o the percentage of ownership of Common Stock beneficially owned by the current executive officers and directors of Ambassador as a group would increase from approximately 30.9% to approximately 31%.

     What are the U.S. Federal Income Tax Consequences? (Page 15) The following discussion of federal income tax consequences is based on current law. Tax matters are very complicated, and the tax consequences to you of the Transaction will depend on your own situation. Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Transaction in light of their individual circumstances.

     We believe that the Transaction would have the following federal income tax consequences:

      o The Transaction should result in no material federal income tax consequences to Ambassador.

      o The receipt of cash in the Transaction by Fractional Holders would be taxable for Federal income tax purposes.

      o stockholders who own 30 or more shares of our Common Stock immediately prior to the reverse stock split would not recognize any gain or loss in connection with the Transaction.

     What are the costs of the Transaction? (Page 19) We estimate that the total funds required to complete the Transaction would be approximately $25,280 including the funds needed to:

      o   pay cash to the Fractional Holders for their fractional shares;

      o   cover costs of exchanging the fractional shares for cash; and

      o   pay fees and expenses relating to the Transaction.

     How would we pay for the Transaction? (Page 19) We plan to pay amounts due to the Fractional Holders and fees and expenses incurred in connection with the Transaction from our working capital. Ambassador currently has the financial resources to complete the Transaction.

     Are there appraisal rights available to the stockholders? (Page 17) Under Delaware law, you are not entitled to dissent from the Transaction and receive the "fair value" of your shares.

     What is the vote required to approve the Transaction? (Page 21) Approval of the Transaction requires the approval of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote on the proposed Transaction at the Annual Meeting. As of the record date, the executive officers and directors of Ambassador beneficially owned a total of approximately 31% of the outstanding Common Stock entitled to vote at the Annual Meeting. Each executive officer and director of Ambassador has advised Ambassador that he or she intends to vote his or her shares in favor of the Transaction. No other stockholder has advised Ambassador how such stockholder intends to vote.

     What is the recommendation of the board of directors? (Page 21) The board of directors unanimously recommends that stockholders of Ambassador vote "FOR" the approval of the Transaction.

                                   PROPOSAL 1

                  AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
             TO EFFECT A 1 FOR 30 REVERSE STOCK SPLIT AND A 30 FOR 1
                     FORWARD STOCK SPLIT OF OUR COMMON STOCK

General

     Our board of directors is proposing 1 for 30 reverse stock split followed immediately by a 30 for 1 forward stock split of our Common Stock (collectively, the "Transaction"). In connection with the Transaction our board of directors has unanimously adopted a resolution approving, declaring advisable and recommending to stockholders for approval, an amendment to our certificate of incorporation to effect the proposed Transaction. The form of amendment is attached hereto as Appendix A.

     The purpose for the reverse stock split is to decrease the number of outstanding stockholders to below 500 so that Ambassador may terminate its registration under the Exchange Act. Ambassador would immediately follow the reverse stock split with a forward stock split to (a) avoid the disruption to the holders of 30 or more shares of Common Stock who are not being cashed out in the Transaction and (b) reduce the costs of the Transaction by avoiding costs which would be associated with cashing out the fractional shares of the holders of 30 or more shares of stock and reissuing stock certificates to such stockholders. See "--Special Factors--Fairness of the Transaction--Factors Considered in Determining Whether to Terminate Registration as a Reporting Company".

     The proposed amendment would not change the number of authorized shares of Common Stock or the par value of the shares of Common Stock.

     No fractions of shares would be issued to Fractional Holders in connection with the Transaction and, after the Transaction, no Fractional Holder would have any further interest as a stockholder of Ambassador. Fractional Holders would be entitled to receive Thirty-five Cents ($0.35) per share of Common Stock held immediately prior to the reverse stock split.

     If approved by the stockholders, the Transaction will be accomplished by the filing of a Certificate of Amendment to Ambassador's Certificate of Incorporation with the Delaware Secretary of State. We plan to file the Certificate of Amendment as soon as practicable after the proposed amendment is approved by stockholders at the Annual Meeting. Under the Delaware General Corporation Law, the amendment to the Certificate of Incorporation will become effective on the date of filing, unless we specify otherwise. The board of directors reserves the right not to file the Certificate of Amendment until such time as the board of directors determines that filing is in the best interests of Ambassador and the stockholders. Our board of directors also reserves the right to abandon the Transaction before or after the Annual Meeting and prior to the effectiveness of the Transaction if for any reason the board of directors deems it advisable to do so. The board has not discussed the circumstances under which it would or may exercise such right, but the board is likely to do so only if it determines that abandoning the Transaction would be in the best interests of Ambassador and its stockholders.

     Any Fractional Holder who desires to retain an equity interest in Ambassador after the Transaction may do so by purchasing, prior to the effective time of the reverse stock split, a sufficient number of shares of Common Stock so that the stockholder holds 30 or more shares of our Common Stock. Due to the limited trading market for our Common Stock, it may be difficult for a Fractional Holder to purchase enough shares to retain an equity interest in Ambassador.

                                 SPECIAL FACTORS

Background of the Transaction

     From time to time since September, 1998, members of management on the board of directors and the other directors have informally discussed the relative costs and benefits of going private, the principal benefit discussed being the reduction of expenses. Prior to February 5, 2004, the discussions on the subject were brief with no conclusions reached or formal action taken. Ambassador has historically been a very small company, with a relatively large number of small stockholders and very infrequent trading in its Common Stock. In recent years, Ambassador's costs relating to its public company status have increased, as a result of the requirement that Ambassador's quarterly financial statements be reviewed by Ambassador's independent auditors and as a result of the enactment of the Sarbanes-Oxley Act of 2002. On several occasions in the several months before the February 2004 meeting of the board of directors of Ambassador, the independent auditors of Ambassador have orally recommended to the President of Ambassador that Ambassador should consider going private because it is not well situated to be a public company in that its market capitalization is very small, its financial profile is weak and the increasing costs associated with remaining a public company. The independent auditors recommendations did not involve negotiations, transactions or material contacts between Ambassador or any of its affiliates and any person not affiliated with Ambassador who would have a direct interest in such matters. In addition, Ambassador has suffered losses in recent years even after taking measures to reduce expenses such as selling its unprofitable vending operations and reducing executive compensation. For these reasons, in

September, 2003, the President raised in informal discussions with the full board whether Ambassador should formally consider a going private transaction as a part of its ongoing effort to reduce costs. Based on the informal discussions, the President proposed a meeting date to consider the going private transaction and undertook that management would prepare an analysis of a going private transaction. As a result of these developments, the board of directors formally considered various alternatives to reduce Ambassador's expenses at a meeting held on February 5, 2004. See "--Fairness of the Transaction", "--Factors Considered in Determining Form of Transaction".

     At its February 5, 2004 meeting, which was called by the President, the board of directors determined that it is in the best interests of each of Ambassador, its affiliated stockholders and its unaffiliated stockholders to reduce the number of stockholders of record of Ambassador and terminate Ambassador's status as a reporting company under the Exchange Act. After consideration of the alternatives described below (see "--Fairness of the Transaction"), the board of directors decided to accomplish this objective through:

      o a 1 for 30 reverse stock split, followed by a 30 for 1 forward stock split for stockholders holding 30 or more shares of Common Stock immediately prior to the reverse stock split, and

      o a cash payment to each stockholder holding fewer than 30 shares of Common Stock immediately prior to the reverse stock split in exchange for such holder's fractional shares.

     The Board's determination that the reverse stock split should be made on a 1 for 30 basis was made for the reasons that: (1) it would result in the reduction of the number of stockholders sufficiently below 500 as to make it unlikely that through stock trading or other transfers the stockholder number would increase to 500 in the forseeable future, (2) a 1 for 30 reverse stock split followed by 30 for 1 forward stock split would result in the purchase of approximately 1,658 shares at the approximate purchase cost of $580.30, a relatively small amount, and (3) most of the stockholders of Ambassador would not be subjected to any inconvenience by this transaction.

     After further consideration at the meeting, the board of directors determined that the amount of the cash payment to each Fractional Holder would be Thirty-five Cents ($0.35) per share of Common Stock held immediately prior to the reverse stock split. The board then adopted the proposed amendment to the Certificate of Incorporation to effect the Transaction and directed that the proposed amendment be submitted to the stockholders for approval at the Annual Meeting. See "Factors Considered in Determining Cash-Out Price of Fractional Shares."

     There were no negotiations or transactions between Ambassador's board members and members of management with respect to the recommendation of the proposed transaction by the board of directors.

Purpose and Reasons for the Transaction

     The board of directors decided to propose the Transaction in order to (a) reduce administrative costs incurred by Ambassador in connection with the continued registration of Ambassador's Common Stock under the Exchange Act, (b) reduce administrative costs incurred by Ambassador in connection with the maintenance of small stockholder accounts, (c) allow small stockholders to liquidate their shares easily, (d) avoid disruption to the holders of 30 or more shares of Common Stock, who would not be cashed out in the Transaction and (e) limit the costs of the Transaction by avoiding costs associated with cashing out the fractional shares of the holders of 30 or more shares of Common Stock and reissuing stock certificates to such stockholders. See "--Special Factors--Fairness of the Transaction--Factors

Considered  in  Determining  Whether to  Terminate  Registration  as a Reporting
Company". In recent years, Ambassador has taken measures to reduce expenses including selling off its unprofitable vending operations. Ambassador is undertaking the Transaction at this time in order to obtain the benefits of the Transaction at the earliest possible date to further cut expenses by avoiding the increased costs in complying with new federal securities regulations adopted under the Sarbanes-Oxley Act of 2002.

     Exchange Act Reporting. As a public company, Ambassador is required to prepare and file with the SEC, among other items, the following Exchange Act reports:

      o   Quarterly Reports on Form 10-QSB;

      o   Annual Reports on Form 10-KSB;

      o Proxy statements and annual reports to stockholders as required under the Exchange Act; and

      o   Current Reports on Form 8-K.

     The legal and accounting costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These Exchange Act reports and related costs and expenses have been increasing over the years. We believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

     In addition to out-of-pocket costs, Ambassador also incurs indirect costs associated with its public company status, including management time spent to prepare and review SEC filings. The aggregate amount of management time spent preparing and reviewing SEC filings amounts to approximately 8-10 days a month. Because Ambassador has relatively few executive personnel, these indirect costs can be substantial. The savings in out-of-pocket costs that would result from the Transaction are estimated to be as follows:

                                                        Approximate
                           Item                            Amount
                           ----                            ------
             Independent Auditors Fees                    $23,000
             SEC Counsel Fees                              $1,000
             Printing and Mailing Costs                      $500
             Newswire Expense                                $400
             Proxy Forwarding Expenses                       $100

                                         TOTAL            $25,000

     Administrative Expenses to Maintain Small stockholder Accounts. As of the date of the Proxy Statement, Ambassador had approximately 532 stockholders of record. On that date, approximately 174 stockholders of record owned fewer than 30 shares each. Although holders of fewer than 30 shares constitute 33% of the stockholders of record of Ambassador, such stockholders own only .2% of the outstanding shares of Common Stock. The cost of administering each registered stockholder's account is the same regardless of the number of shares held in that account. Therefore, our costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved and the value of each share.

     Liquidity for Small Stockholders. We believe that holders of fewer than 30 shares may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. The trading volume in our stock has been, and continues to be, very limited and very sporadic. The last reported trades over the counter were in October, 2003, and for only a few days in the past year have any over the counter trades been reported.

     As described below, the board of directors believes that the value per share of Common Stock is no more than Thirty-five Cents ($0.35). Based upon this valuation, each holder of fewer than 30 shares of Common Stock owns stock valued in the aggregate of $10.15, or less. One- hundred seventy four (174) stockholders of Ambassador own of record 30 or fewer shares. The board of directors believes that the Transaction would give Fractional Holders an opportunity to receive cash for their shares without having to pay disproportionately high brokerage commissions.

Fairness of the Transaction

     The board of directors believes that

      o the Transaction is fair to, and in the best interests of, each of the unaffiliated stockholders who are cashed out and the unaffiliated stockholders who are not cashed out; and

      o the Transaction is procedurally fair to each of the unaffiliated stockholders who are cashed out and the unaffiliated stockholders who are not cashed out.

     In deciding upon the fairness of the Transaction, the board of directors gave consideration to numerous factors, including those described below and the reasons for the Transaction set forth in "Purpose and Reasons for the Transaction" above. In reaching its conclusion, the board did not assign any relative or specific weights to the various factors considered, except as specifically described below. Individual directors may have given differing weights to different factors.

     Factors Considered in Determining Whether to Terminate Registration as a Reporting Company. At its meeting on February 5, 2004, the board first considered whether it was in the best interests of each of Ambassador, its unaffiliated stockholders who would be cashed out and its unaffiliated stockholders who would not be cashed out to engage in a transaction to reduce the number of stockholders in order to terminate Ambassador's status as a reporting company under the Exchange Act. The board considered the following positive factors in determining that the Transaction is substantively fair and in the best interests of the unaffiliated stockholders who would not be cashed out to engage in such a transaction:

      o Ambassador and its stockholders receive little benefit from Ambassador being a public company because of Ambassador's very small size, the lack of analyst coverage and the very limited trading in Ambassador's stock. This supports the belief of the board that the Transaction is substantively fair because this factor suggests that such unaffiliated stockholders receive limited benefits from Ambassador as a public company.

      o Terminating Ambassador's registration under the Exchange Act and reducing the number of stockholders would reduce Ambassador's annual out-of-pocket expenses by approximately $25,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions. This supports the belief of the board that the Transaction is substantively fair because this factor suggests that the Transaction will reduce the expenses of Ambassador which will ultimately benefit such unaffiliated stockholders.

      o The costs of remaining a public company appear to be increasing as a result of the enactment of the Sarbanes-Oxley Act of 2002. This supports the belief of the board that the Transaction is substantively fair because this factor suggests that remaining a public company will increase the expenses of Ambassador and reduce the benefits to such unaffiliated stockholders.

      o The two-step structure of the Transaction would avoid disruption to the holders of 30 or more shares of Common Stock who are not being cashed out in the Transaction by avoiding the requirement that such stockholders forward their stock certificates to Ambassador in exchange for (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock. This supports the belief of the board that the Transaction is substantively fair because this factor suggests that the Transaction will cause a little disruption to such unaffiliated stockholders.

The board considered the following negative factors in determining whether it is substantively fair and in the best interests of the unaffiliated stockholders who will not be cashed out to terminate the registration of Ambassador's Common Stock under the Exchange Act:

      o Information regarding Ambassador that would be available to its stockholders would be reduced as a result of the termination. This factor does not support the board's belief that the Transaction is substantively fair to such unaffiliated stockholders because such unaffiliated stockholders would not have as much access to information regarding Ambassador as they would have prior to the Transaction.

      o The ability of stockholders of Ambassador to engage in transactions in Ambassador stock in public markets might be reduced. This factor does not support the board's belief that the Transaction is substantively fair to such unaffiliated stockholders because of the potential reduction in transactions in public markets. However, based on the historically low trading volume, this factor would have a limited impact on the stockholders.

      o Stockholders would lose certain protections currently provided under the Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Exchange Act. Due to the loss of stockholder protection under the Exchange Act this factor does not support the board's belief that the Transaction is substantively fair to such unaffiliated stockholders.

      o Ambassador would incur costs in engaging in any such transaction. This factor does not support the board's belief that the Transaction is substantively fair because of the increased costs to Ambassador. However, the costs incurred in the Transaction will be outweighed by the reduction in costs from terminating Ambassador's registration under the Exchange Act.

     After consideration of these factors, the board of directors determined that the benefits of terminating Ambassador's registration under the Exchange Act outweigh the detriments to the unaffiliated stockholders who are not cashed out in the Transaction.

     The board considered the following positive factors in determining that the Transaction is substantively fair and in the best interests of the unaffiliated stockholders who would be cashed out to engage in such a transaction:

      o Ambassador and its stockholders receive little benefit from Ambassador being a public company because of Ambassador's very small size, the lack of analyst coverage and the very limited trading in Ambassador's stock. This supports the belief of the board that the Transaction is substantively fair because this factor suggests that such unaffiliated stockholders receive limited benefits from Ambassador as a public company.

      o The costs of remaining a public company appear to be increasing as a result of the enactment of the Sarbanes-Oxley Act of 2002. This supports the belief of the board that the Transaction is substantively fair because this factor suggests that remaining a public company will increase the expenses of Ambassador and reduce the benefits to such unaffiliated stockholders.

      o Small stockholders would receive cash for their interests in any such transaction without payment of disproportionately high brokerage costs. This supports the belief of the board that the Transaction is substantively fair because this factor suggests that such unaffiliated stockholders would receive more for their stock then they could presently in the open market.

The board considered the following negative factors in determining whether it is substantively fair and in the best interests of the unaffiliated stockholders who will be cashed out to terminate the registration of Ambassador's Common Stock under the Exchange Act:

      o Stockholders holding fewer than 30 shares of common stock before the Transaction will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the board without the opportunity to liquidate their shares at a time and for a price of their choosing. This factor does not support the board's belief that the Transaction is substantively fair to such unaffiliated stockholders because such unaffiliated stockholders will not have the opportunity to cash in their shares at a time and for a price of their choosing nor will such unaffiliated stockholders have the opportunity to continue to hold stock in Ambassador without prior to the effectiveness of this Transaction purchasing more stock to increase their stock ownership to more than 30 shares.

     After consideration of these factors, the board of directors determined that the benefits of terminating Ambassador's registration under the Exchange Act outweigh the detriments to the unaffiliated stockholders who are cashed out in the Transaction.

     Factors Considered in Determining Form of Transaction. After considering different forms of transactions at its meeting on February 5, 2004, the board determined to conduct a reverse stock split followed by a forward stock split in order to ensure that the Ambassador would have fewer than 500 stockholders of record, which is necessary to terminate the registration Ambassador's Common Stock under the Exchange Act, and to avoid disruption to stockholders not being cashed out. The board considered the fact that small stockholders would not have a choice as to whether to sell their shares in this form of transaction, but also took into account that the economic interests represented by their shares were very small and that the such holders could remain stockholders if they so desired by increasing their share ownership to 30 shares.

     The board selected 30 shares as the ownership minimum because it would ensure that, after completion of the Transaction, the number of record stockholders would be fewer than the 500 stockholder threshold necessary to terminate registration with the SEC, it would substantially reduce the number of stockholders of record of Ambassador and it would require the repurchase of a relatively small number of shares (approximately 1,658 shares, or .16% of Ambassador's outstanding shares).

     The board considered different types of transactions to accomplish the reduction in the number of stockholders. The following were the alternative transactions considered but rejected:

      o Odd-lot Tender Offer. The board believed that this alternative might not result in shares being tendered by a sufficient number of record stockholders to reduce the number of stockholders below 500. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares given the limited value of the shares and the relative inconvenience associated with a tender.

      o Tender Offer to all Unaffiliated Stockholders. The board of directors determined that Ambassador did not have the funds to effect this transaction and would have to incur an unacceptably high amount of additional debt, if available, in order to effect this transaction and there might not be a sufficient number of record stockholders tendering their shares to reduce the number below 500. A tender offer to unaffiliated stockholders would require approximately $100,000 in additional funds if all unaffiliated stockholders tendered their shares.

      o Reverse Stock Split Only. Although this alternative would accomplish the objective of reducing the number of record stockholders below the 500 stockholder threshold, Ambassador would be required to cash-out fractional share interests held by each stockholder, not just Fractional Holders. The board rejected this alternative due to the disruption which would be caused to holders of 30 or more shares of Common Stock, who would not be cashed out in the proposed Transaction.

      o Business Combination. During the third calendar quarter of 2003, Ambassador was approached by a prospective acquirer which asked if Ambassador might be interested in selling. Ambassador provided financial information and the prospective seller visited Ambassador's facilities, after which the prospective acquirer declined to make an offer to purchase Ambassador. The discussion ended with no monetary offer being made. In conducting its due diligence the prospective acquirer determined that it would be difficult, if not impossible, to assess the value of the Company and therefore did not make an offer. There have been no other recent substantive discussions between Ambassador or its management and any other party regarding a business combination. In light of these circumstances, Ambassador only considered transactions that could be accomplished unilaterally by Ambassador and its stockholders because involving a third party would add unnecessary complications to a transaction that could be accomplished unilaterally.

     Factors Considered in Determining Cash-out Price of Fractional Shares. In considering the price to be paid to stockholders otherwise entitled to fractional shares of Common Stock in the Transaction, the board reviewed and discussed with management certain of the materials which management had prepared and previously distributed to the board regarding the valuation of shares of Common Stock. The following materials were prepared or obtained by management and distributed to the board:

      o Ambassador's audited financial statements for the fiscal year ended May 29, 2003 ("fiscal 2003"),

      o Ambassador's quarterly report on Form 10-QSB for the third quarter of the fiscal year ended November 27, 2003,

      o a listing of bid prices for the Common Stock for the last six months of 2003, and

      o a schedule of the book value of the Common Stock from May, 2001 to November, 2003.

     The board considered the net value of the assets of Ambassador, and the recent losses suffered by Ambassador and its limited liquidity in determining the cash-out price for the fractional shares. The board noted that the book value of the assets of Ambassador that had been $.11 per share as of May, 2003 had decreased to $.02 per share as of November, 2003. The board determined that book value per share was a fair approximation of the net value of the assets of Ambassador. The board also discussed that the liquidation value of Ambassador would probably be less than the net value of the assets on a going-concern basis because of the costs of liquidation. In its discussion of liquidation value, the board assumed that Ambassador would be able to sell its assets for no more than net value and would incur costs in doing so. The board considered the substantial losses incurred by Ambassador in recent years and its decreasing liquidity. The board also discussed the following potential measures of value:

      o Prices Paid In Recent Stock Repurchases By Ambassador. The board considered recent repurchases made by Ambassador and determined that there had been none within the past two years, other than a repurchase of 20 shares at the request of an unaffiliated stockholder at the price of $.35 per share which was approved by the Board at its February 5, 2004 meeting and took place on February 6, 2004.

      o Net Book Value. As of November, 2003, the net book value per share was $.02. The board noted that book value is an accounting concept rather than a true measure of value, but the board did determine based on its review of Ambassador's balance sheet and the previous experience of Ambassador in buying and selling assets of the kind owned by Ambassador that net book value in this case was a fair approximation of the net value of the assets. The board took into account that net book value had further declined from $.11 per share in May, 2003. The board noted that the cash-out price of $.35 exceeded the net book value and the net value of the assets per share of Ambassador.

      o Going Concern Value. The board did not determine a specific going concern value for Ambassador. The board did review Ambassador's net asset value, recent operating losses and limited liquidity and concluded that its going concern value would not exceed the cash-out price. The board reviewed the results of operations of Ambassador for the previous three years and for the first two quarters of fiscal year 2004. For fiscal years 2001, 2002 and 2003, Ambassador reported net income (losses) of $(18,637), $8,431 and $703,090, respectively. The results for 2003 included a one-time gain on settlement of debt of $790,992. For the quarter ended November 27, 2003, Ambassador reported a net loss of $65,159. At November 27, 2003, Ambassador had a working capital deficit of $32,091 and a ratio of current assets to current liabilities of .97.

      o Liquidation Value. The board reviewed liquidation value as the price received for all of the assets of Ambassador in a commercially reasonable sale. The board concluded that liquidation value would be less than net book value given the costs of liquidation.

      o Current Market Prices; Recent Historical Market Prices. The board of directors considered the historical market prices over the period from January 30, 2003 through

          January 30, 2004 and the current market prices of Common Stock. The high price found to be reported in that time period was $.36 on March 10, 2003 and the low price found to be reported in that time period was $.28 on October 8, 2003. The current market price found to be reported on February 5, 2004 was $.27. Based on this analysis, the board determined that the cash-out price of $.35 a share was in line with recent historical and current market prices and was a fair valuation of the shares.

     Based upon a consideration of all of the foregoing factors and its belief that none of the other valuation approaches listed above was inconsistent with the market prices reported, the board concluded to recommend that the cash-out price for the fractional shares to be acquired in the transaction be $.35 per share. No formalistic approach was applied. This price appeared to be significantly higher than any over-the-counter trade in the past several months found and the board believed that it would be fair to those stockholders who would be cashed out of their Fractional Shares and to the stockholders who would not be cashed out, but who would benefit by future reduced costs of the corporation from not being a public company. All of the factors considered by the board in determining the fairness of the cash-out price have been discussed in this section.

     Additional Factors Considered in Determining Fairness of Transaction. The board of directors considered the following additional factors in determining that the proposed Transaction would be fair to each of Ambassador, its unaffiliated stockholders who would be cashed out and its unaffiliated stockholders who would not be cashed out:

      o The Transaction was unanimously approved by the board of directors of Ambassador, including the directors who are not employees of Ambassador. The members of the board evaluated the fairness of the transaction in accordance with their fiduciary duties and did not believe that any of the members had a material conflict of interest.

      o The Transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of Ambassador's outstanding shares to consider and approve the proposed amendment as provided under Delaware law and Ambassador's charter documents. Because the board believes that it evaluated the fairness of the Transaction in accordance with its fiduciary duties and is presenting the Transaction to the stockholders in accordance with Delaware law, the board did not see a need to change the requirements of state law and its charter documents to require approval of a majority of the unaffiliated stockholders.

      o No independent committee of the board has reviewed the fairness of the Transaction proposal.

      o   No  unaffiliated   representative  acting  solely  on  behalf  of  the
          stockholders for the purpose of negotiating the terms of the Transaction proposal or preparing a report covering the fairness of the Transaction proposal was retained by Ambassador or by a majority of directors who are not employees of Ambassador. Ambassador did not obtain any report, opinion or appraisal that is materially related to the Transaction. The board of directors did not believe that it would be cost-effective to obtain a fairness opinion, because the aggregate value of the fractional shares to be purchased is approximately $580.

      o No provision was made by Ambassador to grant unaffiliated stockholders access to the corporate files of Ambassador or to obtain counsel or appraisal services at the expense of Ambassador.

     Based upon all of the factors described above and the reasons for the Transaction set forth in "Purpose and Reasons for the Transaction" above, the board of directors believes that the transaction is fair to, and in the best interests of, each of Ambassador, its unaffiliated stockholders who would be cashed out and its unaffiliated stockholders who would not be cashed out. The board of directors believes that the process by which the Transaction is to be approved is fair to each of Ambassador and its unaffiliated stockholders, even though the Transaction is not structured so that approval of at least a majority of the unaffiliated stockholders is required and Ambassador did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Transaction; because
(a) the members of the board evaluated the fairness of the transaction in accordance with their fiduciary duties and did not believe that any of the members had a material conflict of interest, and (b) the Transaction is being submitted to stockholders of Ambassador in accordance with Delaware law.

     Fairness to Remaining Stockholders Who Owned 30 or More Shares Prior to the Transaction. The board of directors considered several factors in determining that the proposed Transaction is fair to those stockholders who will remain after the Transaction because they owned 30 or more shares prior to the Transaction. While the Transaction will result in the loss of the protections of the Exchange Act for these stockholders and the loss of the ability to trade the Common Stock on the OTC Bulletin Board, the Board determined the Transaction was fair to such stockholders for the following reasons:

      o Historical data indicates that the Common Stock trades publicly on a very infrequent basis. In addition, Ambassador and its stockholders currently receive little benefit from Ambassador being a public company because of Ambassador's very small size, the lack of analyst coverage and the very limited trading in Ambassador's stock. In addition, such stockholders may continue to attempt to trade in Common Stock on the "pink sheets" or in privately negotiated transactions. Therefore, the loss of the ability to trade on the OTC Bulletin Board should have a limited impact on remaining stockholders' ability to trade in the Common Stock. See "--Effect on Market for Shares".

      o Terminating Ambassador's registration under the Exchange Act and reducing the number of stockholders would reduce Ambassador's annual out-of-pocket expenses by approximately $25,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions. Remaining stockholders would be able to share in the benefits of the reduced costs to Ambassador.

      o As previously indicated the two-step structure of the Transaction would avoid disruption to the holders of 30 or more shares of Common Stock, who would not be cashed out in the Transaction. See "--Special Factors--Fairness of the Transaction--Factors Considered in Determining Whether to Terminate Registration as a Reporting Company".

      o The cash-out price to be paid for fractional shares is fair to those stockholders retaining an interest in the Company for the reasons described above under "--Special Factors--Fairness of the Transaction--Factors Considered in Determining the Cash-out Price of Fractional Shares". The aggregate amount to be paid by Ambassador to cash-out fractional shares is approximately $580. As described above, the Board believes that the cash-out price is in line with prices paid in recent stock repurchases by Ambassador, net book value, going concern value, liquidation value, current market price and historical market price, particularly given the low amount of consideration to be paid ($580) and the benefits of the Transaction.

Effects of the Transaction

     Reduction in Number of stockholders. Ambassador expects that as a result of the Transaction, the number of stockholders of record of Ambassador would be reduced from approximately 532 stockholders to approximately 358 stockholders, depending upon the number of holders of fewer than 30 shares on the Effective Date.

     Termination of Exchange Act Registration and Reporting. Shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Ambassador to the Securities and Exchange Commission if there are fewer than 300 holders of record of our Common Stock or if the number of holders of Common Stock falls below 500 and Ambassador's total assets have been no more than $10 million at the end of each of its last three fiscal years. If, after termination of registration, on the first date of any of Ambassador's subsequent fiscal years, the number of stockholders of Ambassador exceeds (a) 300 and Ambassador has total assets of more than $10 million or (b) 500, then Ambassador's reporting obligations under the Exchange Act will be reinstated. In such case, Ambassador must file an annual report on Form 10-KSB for its preceding fiscal year within 120 days of the end of such fiscal year.

     The board of directors intends to terminate the registration of the Common Stock under the Exchange Act as soon as practicable after the Transaction, if approved, is effected. Termination of registration of shares of our Common Stock would substantially reduce the information required to be furnished by Ambassador to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Ambassador. These provisions include:

      o the beneficial ownership reporting and short-swing profit recovery provisions of Section 16,

      o the requirement to file and furnish proxy material in connection with stockholders' meetings pursuant to Section 14,

      o   the  requirement  to file  periodic  and current  reports  pursuant to
          Section 13, and

      o the requirements of Rule 13e-3 with respect to "going private" transactions.

     Furthermore, affiliates of Ambassador may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

     Effects on Market for Shares. Currently, there is little, if any, public trading of Common Stock. The Common Stock is currently eligible to be traded in the over-the-counter market, both on the OTC Bulletin Board and in the "pink sheets". We believe that the Common Stock trades publicly on a very infrequent basis. Ambassador's Common Stock will cease to be traded on the OTC Bulletin Board and any trading in our Common Stock after the Transaction may occur only in the "pink sheets" or in privately negotiated sales. There can be no assurance that any trading will occur after Ambassador terminates the registration of our Common Stock.

     Effects on Ambassador. Ambassador estimates that the Transaction would reduce the number of shares of Common Stock of Ambassador by up to 1,658 shares (approximately .2% of outstanding shares) at a cost to Ambassador (including expenses) of approximately $25,280. See "Costs and Financing of the

Transaction." The repurchased fractional shares would be retired. The Transaction would also reduce the number of stockholders of Ambassador. See "Effects of the Transaction-Reduction in Number of stockholders." Termination of registration of shares of our Common Stock would substantially reduce the information required to be furnished by Ambassador to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Ambassador. See "Effects of the Transaction-Termination of Exchange Act Registration and Reporting." The liquidity and market value of the shares of Common Stock might be adversely affected by the Transaction and by termination of the registration of Common Stock under the Exchange Act. See "Effects of the Transaction-Effects on Market for Shares." Ambassador estimates that termination of the registration of our Common Stock under the Exchange Act will save Ambassador approximately $25,000 per year in legal, accounting and other expenses.

     Effects on Holders of Fewer than 30 Shares of Common Stock. Following the Transaction, holders of fewer than 30 shares of Common Stock would receive payment of Thirty-five Cents ($0.35) per share for their shares and would cease to be stockholders. They would have no further interest in Ambassador with respect to any cashed-out shares and would only have a right to receive cash for these shares. We would send Fractional Holders a letter of transmittal as soon as practicable after the Transaction with instructions on how to surrender existing certificate(s) in exchange for cash payment.

     Ambassador intends to permit stockholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as stockholders whose shares are registered in their names and wold instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees to (a) determine whether or not they are eligible to be cashed out in the Transaction and (b) instruct the nominee as to how the beneficial stockholder wishes to proceed. The Transaction structure will focus on the number of shares held by record holders. Thus, beneficial owners of fewer than 30 shares of Common Stock holding these shares in "street name" will not be required to cash in their shares if the record holder of such shares owns 30 or more shares prior to the Transaction.

     Effects on Unaffiliated Stockholders Who Own 30 or More Shares. With respect to unaffiliated stockholders who own 30 or more shares of Common Stock, termination of registration of shares of our Common Stock would substantially reduce the information required to be furnished by Ambassador to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Ambassador, which may adversely affect unaffiliated stockholders. See "Effects of the Transaction-Termination of Exchange Act Registration." The liquidity and market value of the shares of our Common Stock held by unaffiliated stockholders may be adversely affected by the Transaction and by termination of the registration of our Common Stock under the Exchange Act. See "Effects of the Transaction-Effect on Market for Shares."

     Effects on Affiliated Stockholders. The Transaction would have various effects on stockholders who are affiliates of Ambassador. We expect that our executive officers and directors would continue to beneficially own the same number of shares immediately after the Transaction and the percentage of ownership of our Common Stock held by executive officers and directors of Ambassador, as a group, would increase by no more than 00.1% of outstanding shares. As described under "Effects of the Transaction-Termination of Exchange Act Registration," if the registration of the our Common Stock is terminated under the Exchange Act:

      o executive officers, directors and other affiliates would no longer be subject to any of the reporting requirements and restrictions of the Exchange Act, including the short-swing profit provisions of the
          Section 16,

      o   if in the future  Ambassador has gains from  operations the affiliated
          stockholders   will   potentially   gain  from  any   operating   loss
          carryforwards, if available, and

      o executive officers, directors and other affiliates of Ambassador might be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

Material U.S. Federal Income Tax Consequences

     The following discusses material federal income tax consequences to Ambassador and its stockholders that would result from the Transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the Transaction. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this discussion does not discuss any state, local, foreign, or other tax considerations. This discussion also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. stockholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their individual circumstances.

     Federal Income Tax Consequences to Ambassador. We believe that the Transaction would be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to Ambassador.

     Federal Income Tax Consequences to stockholders Owning 30 or More Shares. If you (1) continue to hold our Common Stock immediately after the Transaction, and (2) you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Transaction.

     Federal Income Tax Consequences to Fractional Holders. If you receive cash as a result of the Transaction but do not continue to hold our Common Stock immediately after the Transaction, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold our Common Stock immediately after the Transaction, as explained below.

     If you (1) receive cash in exchange for our Common Stock as a result of the Transaction but do not continue to hold our Common Stock immediately after the Transaction, and (2) you are not related to any person or entity which holds our Common Stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

     If you are related to a person or entity who continues to hold our Common Stock immediately after the Transaction (as determined by the Internal Revenue
Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for our Common Stock to be treated first as ordinary dividend income to the extent of your ratable share of Ambassador's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold our Common Stock immediately after the Transaction, you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Transaction, in light of your specific circumstances.

     Capital Gain And Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

     Backup Withholding. Stockholders who own fewer than 30 shares of Common Stock would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such stockholder to deliver such information when the Common Stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding.

     Consult Tax Advisor. As explained above, the amounts paid to you as a result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. Federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Transaction, in light of your specific circumstances.

Conduct of Business After the Transaction

     We expect our business and operations to continue as they are currently being conducted and the Transaction is not anticipated to have any effect upon the conduct of such business. Upon termination of the registration of our Common Stock under the Exchange Act, we will cease the filing of periodic reports, proxy statements and other reports and documents otherwise required to be filed with the SEC.

     Other than as described in this Proxy Statement, neither Ambassador nor its management has any current plans or proposals to effect any extraordinary corporate Transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to materially change its dividend policy or indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Past Business Combination Discussions

     During the third calendar quarter of 2003, Ambassador was approached by a prospective acquirer and engaged in conceptual discussions about a possible sale. The discussion ended with no monetary offer being made. In conducting its due diligence the prospective acquirer determined that it would be difficult, if not impossible, to assess the value of the Company and therefore did not make an offer. There have been no other recent substantive discussions between
Ambassador  or  its  management  and  any  other  party   regarding  a  business
combination.

Appraisal Rights

     No appraisal rights are available under the Delaware General Corporation Law to any stockholder who dissents from the proposal to approve the Transaction. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. Rights or actions that exist under state law may include claims for breach of fiduciary duty (including breach of the duty of care, duty of loyalty or duty of candor), waste, fraud, lack of authority or claims that the Transaction is unfair.

               EXCHANGE OF FRACTIONAL SHARE CERTIFICATES FOR CASH

     Promptly after the Transaction, Ambassador would mail to each holder of a certificate or certificates which immediately prior to the effective time of the Transaction evidenced outstanding shares that appear, based on information available to Ambassador, to have been converted into the right to receive a cash payment ("Certificates"), a letter of transmittal. The letter of transmittal would:

      o contain a certification for the Fractional Holder to sign stating the number of shares held by the Fractional Holder;

      o   request any other information we need;

      o specify that the risk of loss and title to the Certificates shall pass to Ambassador only when the Certificate is delivered to Ambassador; and

      o provide instructions to the Fractional Holder as to how to surrender the Certificates in exchange for the cash payment payable with respect to such Certificates.

     Upon surrender of a Certificate for cancellation to Ambassador, together with a fully completed and signed letter of transmittal containing the certification that the Fractional Holder holds fewer than 30 shares of our Common Stock and any other customary documents required pursuant to such instructions, the Fractional Holder will be entitled to receive a cash payment payable with respect to the shares formerly represented by the surrendered Certificate or Certificates. When a Certificate is surrendered, we will cancel it.

     Ambassador intends to permit stockholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as stockholders whose shares are registered in their names and will instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees. Beneficial owners of fewer than 30 shares of Common Stock in "street name" will not be required to cash in their shares (assuming the record holder holds 30 or more shares).

     Ambassador (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

      o make inquiries of any stockholder or other person as it may deem appropriate for purposes of effecting the Transaction; and

      o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretation and other matters relating to the Transaction or any letter of transmittal, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the reverse stock split. All such determinations by Ambassador shall be final and binding on all parties.

     For purposes of effecting the Transaction, Ambassador may in its sole discretion, but shall not have any obligation to do so,

      o presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

      o aggregate the shares held (whether of record or beneficially) by any person or persons that Ambassador determines to constitute a single holder for purposes of determining the number of shares held by such holder.

     YOU SHOULD NOT SEND YOUR STOCK  CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY
AFTER  YOU  RECEIVE  A  LETTER  OF  TRANSMITTAL  FROM  AMBASSADOR.   LETTERS  OF
TRANSMITTAL WOULD BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

     Assuming timely responses to the letter of transmittal by its stockholders, Ambassador believes that it will take approximately four to six weeks from the effective date of the Transaction for the stockholders to receive their cash payments for fractional shares.

                                  ESCHEAT LAWS

     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Fractional Holders whose shares are eliminated and whose addresses are unknown to Ambassador, or who do not return their stock certificates and request payment, generally will have a limited period of time after the Transaction in which to claim the cash payment.

     For example, with respect to Fractional Holders whose last known addresses are in Delaware, as shown by our records, the period is five (5) years. Following the expiration of that five-year period, Delaware law would likely cause the cash payments to escheat to the State of Delaware. As to Stockholders that reside in Missouri, as shown by our records, the period is also five (5) years. Following the expiration of that five-year period, the Uniform Disposition of Unclaimed Property Act of Missouri would likely cause the cash payments to escheat to the State of Missouri.

     For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Delaware or Missouri, such states may have abandoned property laws which call for either (i) such state to obtain custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than as set forth under Missouri or Delaware law.

                     COSTS AND FINANCING OF THE TRANSACTION

      The costs to Ambassador related to this Transaction are estimated to be as follows:

                                                      Approximate
                           Item                          Amount
                           ----                          ------
             Legal Fees                                 $20,000
             Independent Auditors Fees                    2,000
             Transfer Agent Fees                            500
             Printing and Mailing Costs                   1,500
             Proxy Forwarding Expenses                      200
             Newswire Expense                               500
             Cash-Out of Fractional Shares                  580

                                         TOTAL          $25,280

     In connection with our Annual Meeting, the printing and mailing costs ($1,500) and the proxy forwarding expenses ($200) would have been incurred regardless of the Transaction. However, we estimate that the Transaction will result in additional costs of approximately $23,580. The consideration to stockholders and the fees and expenses incurred in connection with the Transaction will be paid from Ambassador's working capital.

                              FINANCIAL INFORMATION


     Ambassador hereby incorporates by reference (a) the financial statements and the notes thereto contained on pages F1 through F14 of Ambassador's Annual Report included as an Annex to this Proxy Statement, (b) the report of independent certified public accountants thereon contained on page F1 of the Annual Report and (c) Management's Discussion and Analysis or Plan of Operation contained on pages 7 through 11 of the Annual Report.


      In addition, the following sets forth certain financial information for Ambassador and its subsidiaries for and as of the following periods and dates:


        ------------------------  ------------------------------
                                           Year Ended
        ------------------------  -------------- ---------------
                                  May 29, 2003   May 27, 2004
        ------------------------  -------------- ---------------
         Ratio of Earnings to       11.95(1)          (.87)(2)
             Fixed Charges
        ------------------------  -------------- ---------------



(1) This amount includes a one time gain on settlement of debt of $790,992. Excluding this gain the ratio of earnings to fixed charges would be (.35).

(2)  Earnings were insufficient to cover fixed charges by $14,478.


        ---------------------------  ----------------------
                                         May 22, 2004
        ---------------------------  ----------------------
           Book Value Per Share              $(.15)
        ---------------------------  ----------------------

                          BOARD OF DIRECTORS DISCRETION

     Although the board requests stockholder approval of the proposed amendment to Article IV of Ambassador's Certificate of Incorporation, the board reserves the authority to decide, in its discretion, to withdraw the proposed amendment from the agenda of the Annual Meeting prior to any stockholder vote thereon or to abandon the Transaction after such vote and before the effectiveness of the Transaction. Although the board presently believes that the proposed amendment is in the best interests of Ambassador and its stockholders, and thus has recommended a vote for the proposed amendment, the board nonetheless believes that it is prudent to recognize that, while unlikely, between the date of this Proxy Statement and the effective time of the Transaction, factual circumstances, could possibly change such that it might not be appropriate or desirable to effect the Transaction at this time. If the board decides to withdraw the proposed amendment from the agenda of the Annual Meeting, the board will notify the stockholders of such decision by announcement at the meeting.

             MARKET FOR COMMON STOCK, DIVIDENDS AND STOCK PURCHASES

Market for Common Stock

     Currently, there is little, if any, public trading of our Common Stock. Ambassador believes that the Common Stock is currently eligible to be traded in the over the counter market, both on the OTC Bulletin Board and in the "pink sheets". Ambassador believes that the Common Stock trades publicly on a very infrequent basis.

Dividends

     No cash dividends were declared during fiscal years 2002 and 2003 or during the first two quarters of fiscal year 2004. Ambassador does not currently expect to pay cash dividends in the immediate future.

Stock Repurchases by Ambassador

     At the request of an unaffiliated stockholder, Ambassador repurchased 20 shares of common stock at $0.35 per share on February 6, 2004. No other repurchases by Ambassador have occurred within the past year.

                                  VOTE REQUIRED

     The proposed Transaction must be approved by the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon. Any abstention or broker non-vote will have the effect of a vote against the proposed Transaction.

     As of the record date, the executive officers and directors of Ambassador beneficially owned a total of approximately 31% of the outstanding Common Stock entitled to vote at the Annual Meeting. Each executive officer and director of Ambassador has advised Ambassador that he or she intends to vote his or her shares in favor of the Transaction.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 1 CONCERNING AN AMENDMENT TO OUR

CERTIFICATE OF INCORPORATION TO EFFECT A 1 FOR 30 REVERSE STOCK SPLIT AND A 30-FOR-1 FORWARD STOCK SPLIT OF OUR COMMON STOCK.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain  statements   contained  in  this  Proxy  Statement  that  are  not
statements of historical fact may constitute "forward-looking statements". These statements are subject to risks and uncertainties, as described below.

     Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, capital structure and other financial items, (ii) statements of plans and objectives of our management or board, including plans or objectives relating to our products or services,
(iii) statements of future economic performance, and (iv) statements of assumptions underlying the statements described in (i), (ii) and (iii). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates" or "anticipates," variations thereof or similar expressions.

     Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Our future results of operations, financial condition and business operations may differ materially from those expressed in these forward-looking statements. Investors are cautioned not to put undue reliance on any forward-looking statement.

      There are a number of factors that could cause actual results to differ materially from those discussed in the forward-looking statements, including those factors described below. Other factors not identified herein could also have such an effect. Among the factors that could cause actual results to differ materially from those discussed in the forward-looking statements are the following:

      o   competition;

      o   our ability to retain senior management and other key personnel;

      o   changes in general economic conditions.

                                   PROPOSAL 2

                              ELECTION OF DIRECTORS

     The board presently consists of four (4) directors, whose terms of office will expire upon the election of their successors at the Annual Meeting. The board has nominated each of the current directors of Ambassador for re-election at the Annual Meeting. The stockholders will be asked to elect each of the nominees listed below as a director for a term of one year and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Management expects all of such nominees to be available for election, but in the event that any of them should become unavailable, the persons named in the accompanying Proxy Statement will vote for a substitute nominee or nominees if so designated by the board. The four (4) nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

Nominees for Election as Directors


                                    A Director
          Name              Age         of          Principal Occupation(1)
                                    Ambassador
                                      Since
Robert A. Laudicina          63        1986           President, Treasurer
Arthur D. Stevens            78        1963                Consultant
Ann W. Stevens               61        1996            Real Estate Agent
John A. Makula               55        2000       Vice President, Secretary(2)
--------------


     (1) Unless otherwise indicated, each director has had the same principal occupation during the last five years. Robert A. Laudicina and John A. Makula have been full-time employees of Ambassador for more than five years.

     (2) Prior to being elected Secretary in May, 2000, Mr. Makula was Assistant Secretary of Ambassador.

     (3) Arthur D. Stevens, Chairman, and Ann M. Stevens, Director, are husband and wife. No other family relationship exists between any of the executive officers and directors listed above. Arthur D. Stevens and Ann M. Stevens have both been in their principal occupations for more than five years. Arthur D. Stevens is self-employed and his business address and telephone number is 1901 West 69th Street, Shawnee Mission, KS 66208, (913) 831-1518. The business address and telephone of Ann M. Stevens is Reece & Nichols, 3901 West 83rd Street, Shawnee Mission, Kansas 66208, (913) 341-6660.

Meetings of the Board of Directors

     There were two meetings of the board during the last fiscal year and one meeting to date during the current Fiscal Year. Each director attended all meetings of the board during the last fiscal year and current Fiscal Year. Ambassador does not have standing audit, compensation or nominating committees, or committees performing similar functions.

Stockholder Nomination Policy

     The board of directors performs the functions of a nominating committee and selects all nominees for election at stockholder meetings. The board of directors does not believe a separate nominating committee is necessary or appropriate as the Company is not currently required to have a separate committee and the full board of directors desires to participate in the discussions regarding the structure, qualifications and needs of the board. The board of directors believes that the additional costs associated with a separate nominating committee such as additional administrative burden and fees for non board members outweigh the benefits of a separate nominating committee. The members of the board of directors who participate in the nomination process are Robert A. Laudicina, Arthur D. Stevens, Ann W. Stevens and John A. Makula. Applying the definition of the term "independent director" under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards as permitted under the requirements of paragraph (d)(3)(iv) of Item 7 of
Schedule 14A, all of the directors are not independent. Dr. Laudicina and Mr. Makula are both officers of Ambassador and therefore not independent. During the current fiscal year, Mr. Stevens has accepted payments from Ambassador for consulting services in excess of $60,000 and is therefore not independent. Mrs. Stevens is married to Mr. Stevens and is therefore not independent.

     The board has not established specific minimum qualifications for recommended nominees, but as a best practice it does evaluate recommended nominees for directors based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all stockholders, as well as the needs of the board of directors. The board of directors does not have a policy of considering stockholder nominations for inclusion in the Company's proxy statement sent to stockholders in connection with the election of directors. The board of directors does not believe such a policy is necessary at this time as it has not received requests from stockholders to submit nominations to the board of directors. The board of directors will continue to monitor this and evaluate whether such a policy is desirable.

Communications with Directors

     The board of directors does not have a formal process by which shareholders may send communications to the full board of directors or individual directors, but stockholders can mail communications to the board or individual members at the Company's offices at 5-30 54th Avenue, Long Island City, NY 11101, attention Secretary. The Secretary will forward such communications to the board or the specific director. Stockholders are also permitted to communicate with the board of directors at the Company's annual meeting of stockholders. The board is of the view that this process is sufficient for allowing stockholders to communicate with the board.

     The Company does not currently have a formal policy regarding directors' attendance at the annual meeting of stockholders, but historically all members of the board have attended such meetings. All members of the board attended the 2003 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance


     Section 16(a) of the Exchange Act requires Ambassador's directors, executive officers and persons who beneficially own more than ten percent of our Common Stock to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC and to provide us copies. Based solely upon a review of the copies of such reports provided to us and written representations from directors and executive officers, we believe that all applicable Section 16(a) filing requirements for the fiscal year ended May 27, 2004 have been met.


     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 2.

                              INDEPENDENT AUDITORS

     Representatives of Withum, Smith & Brown are expected to be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions concerning the audit report.

Audit-Related Fees


     The aggregate audit-related fees billed by Withum, Smith & Brown for services rendered to the Company for fiscal years ended May 31, 2002, May 29, 2003 and May 27, 2004 were approximately $25,425, $34,500 and $45,000 respectively.


Tax Fees


     The aggregate tax fees billed by Withum, Smith & Brown for services rendered to the Company for each of the fiscal years ended May 31, 2002, May 29, 2003 and May 27, 2004 were $3,300, $6,500 and $5,500 respectively.


All Other Fees


     The aggregate fees billed by Withum, Smith & Brown for services rendered to us other than the services described above under "Audit Fees" for the fiscal year ended May 27, 2004 were $0.


     The board of directors has considered whether the provision of non-audit services is compatible with maintaining the independence of Withum, Smith & Brown. See "BOARD OF DIRECTORS AUDIT REPORT".

                         BOARD OF DIRECTORS AUDIT REPORT

     Ambassador does not have a separate audit committee. In fulfilling its responsibilities, the board of directors reviewed and discussed Ambassador's audited financial statements for the fiscal year ended May 29, 2003 with our management and independent auditors. The board also discussed with Withum, Smith & Brown, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the board received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the independent auditors their independence in relation to us and our management. The board of directors also considered the non-audit services provided to us by the independent auditors and concluded that such services were compatible with maintaining their independence.


     Based upon the reviews and discussions referred to above, the board of directors recommended that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended May 27, 2004 filed with the SEC.


                                    Submitted by the Board of Directors


                                    Robert A. Laudicina
                                    Arthur D. Stevens
                                    Ann W. Stevens
                                    John A. Makula

                        EXECUTIVE OFFICERS OF THE COMPANY

      The executive officers of Ambassador are as follows:

                 Name               Age              Position(1)


         Robert A. Laudicina         63     President, Treasurer
          John A. Makula (2)         55     Vice President, Secretary



     (1) Executive officers serve at the pleasure of the board. Unless otherwise indicated, each executive officer has had the same principal occupation during the last five years. The business address and phone number of each executive officer is Ambassador Food Services Corporation, 5-30 54th Avenue, Long Island City, NY 11101, and the telephone number is (718) 361-2512.

     (2) Mr. Makula was elected Assistant Secretary on April 12, 2000 and elected Vice President, Secretary and Director in May 2000. Prior to April 12, 2000, Mr. Makula was Assistant Secretary of Ambassador, a position he still holds.

                             EXECUTIVE COMPENSATION

Officer Compensation


     The following table sets forth certain summary information concerning the compensation paid and awarded for the years indicated to Ambassador's chief executive officer and to each executive officer of Ambassador who received compensation in excess of $100,000 for services rendered in all capacities to Ambassador and its subsidiaries during Ambassador's fiscal year ended May 27, 2004.


                           Summary Compensation Table

                                                               Long-Term
                                   Annual Compensation       Compensation
     Name and                                               Restricted Stock      All Other
  Principal Position       Year    Salary($)   Bonus($)        Award ($)      Compensation($)
  ------------------       ----    ---------   --------        ---------      ---------------


Robert A. Laudicina        2002      148,936
                           2003      127,302
                           2004      103,666



Director Compensation

     Ambassador currently does not pay each non-employee director any fee for each board meeting attended in person or for each board meeting attended by telephone. Directors are reimbursed for certain reasonable expenses incurred in attending meetings. Officers of Ambassador do not receive any additional compensation for serving as members of the board.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of May 27, 2004 with respect to the beneficial ownership of the Common Stock by (a) each beneficial owner of more than 5% of the outstanding shares thereof, (b) each director and each nominee to become a director, (c) each executive officer named in the Summary Compensation Table and (d) all executive officers, directors and nominees to become directors of Ambassador as a group.

                                        Number of
                                  Shares Beneficially       Percent of Common
Name of Beneficial Owner               Owned (1)           Stock Outstanding(2)
------------------------          -------------------      --------------------


Arthur D. Stevens                       131,444(3)                17.9%
1901 West 69th Street
Shawnee Mission, KS  66208

Thomas G. Berlin                           236,119                32.2%
c/o Berlin Financial Ltd.
2311 Chagrin Blvd., Suite 275
Beachwood, OH  44122

George T. Terris                            54,000                 7.4%
7014 Willow Street, Apt. 9
Sarasota, FL  34243


George F. Crawford                          51,761                 7.0%
10110 Fontana Lane
Overland Park, KS  66207

Robert A. Laudicina                         26,265                 3.6%
c/o Ambassador Food Services Co.
5-30 54th Avenue
Long Island City, NY  11101

John A. Makula                               9,750                 1.3%
c/o Ambassador Food Services Co.
5-30 54th Avenue
Long Island City, NY  11101

Ann W. Stevens                               1,000                 0.1%
1901 West 69th Street
Shawnee Mission, KS  66208

     (1) Unless otherwise moderated, each holder has sole noting and disposition power with respect to the shares listed.

     (2) Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

     (3) Does not include 91,400 shares beneficially owner by Mr. Steven's adult children, in which shares he disclaims any beneficial interest.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company entered into a consulting agreement with Arthur D. Stevens, a stockholder and former chief executive officer. The agreement, originally requiring payments of $100,482 per annum, was informally amended to a total per annum consulting fee of $91,000. The consulting agreement terminates in May, 2009. The expense relating to that agreement at May 27, 2004, May 29, 2003, and May 30, 2002, was $91,000, $102,000 and $80,000 respectively.


     In connection with the settlement of debt, the Company signed promissory notes with stockholders and management of the Company for loans in the aggregate amount of $95,000. These notes are payable $30,000 on demand after October, 2003 and $65,000 on demand after April, 2007 and are subordinated to Ambassador's principal lender. Interest accrues on the notes at a rate of ten percent (10%) per year, which is payable in semiannual installments. The loans were from Thomas G. Berlin ($65,000), Anthony Zaccario ($15,000), Robert L. Laudicina ($10,000) and John Makula ($5,000).

                          FUTURE STOCKHOLDER PROPOSALS


     We currently anticipate that for our 2005 annual meeting of stockholders ("2005 Annual Meeting") will be held on September 30, 2005. Any appropriate stockholder proposal to be presented for action at the 2005 Annual Meeting must be received by Ambassador by June 12, 2005 for inclusion in the proxy material relating to such meeting.


                                     GENERAL

Solicitation of Proxies

     In addition to the solicitation of proxies from stockholders by use of the mails, it is expected that a limited number of employees of Ambassador, without additional compensation, may solicit proxies from stockholders by telephone, telegraph and personal visits. It is expected that banks, brokerage houses and others will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies. All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, as well as the reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and others, will be borne by Ambassador.

                             ADDITIONAL INFORMATION

     Ambassador is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Ambassador has filed a Schedule 13E-3 with the SEC in connection with the proposed Transaction. As permitted by the rules and regulations of the SEC, this Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3. The Schedule 13E-3, including exhibits and other filings made by Ambassador as described above, may be inspected without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained upon payment of the SEC's prescribed rates from the Public Reference Section of the SEC at 450 Fifth
Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site, which contains reports, proxy and information statements and other information regarding registrants that, like Ambassador, file electronically with the SEC, at the following address: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Proxy Statement.

     The following documents filed with the SEC by Ambassador have been incorporated into this Proxy Statement by reference:


     Ambassador hereby incorporates by reference (a) the financial statements and the notes thereto contained on pages F1 through F14 of Ambassador's Annual Report included as an Annex to this Proxy Statement, (b) the report of independent certified public accountants thereon contained on page F1 of the Annual Report and (c) Management's Discussion and Analysis or Plan of Operation contained on pages 7 through 11 of the Annual Report.


                                     ANNEXES

     The following documents are being delivered to Ambassador's stockholders together with this Proxy Statement.


     Annual Report to stockholders for the fiscal year ended May 27, 2004.



                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Robert A. Laudicina
                                    President
                                    and Chief Executive Officer


DATE: September 10, 2004

                                   APPENDIX A

                       PROPOSED AMENDMENT TO ARTICLE IV OF
                   THE COMPANY'S CERTIFICATE OF INCORPORATION
                   TO EFFECT THE PROPOSED REVERSE STOCK SPLIT
                             AND FORWARD STOCK SPLIT



     RESOLVED, that Article IV of the Company's Certificate of Incorporation is hereby amended by adding at the end of Article IV the following provisions:

                               Reverse Stock Split
                             and Forward Stock Split

     At 8:00 p.m. (Central time) on the effective date of the amendment adding these paragraphs to Article IV ("Effective Date"), each share of the Corporation's Common Stock, $1.00 par value ("Common Stock"), held of record as of 8:00 p.m. (Central time) on the Effective Date shall be and hereby is automatically reclassified and converted, without further action, into one-thirtieth (1/30) of a share of the Corporation's Common Stock. No fractions of shares shall be issued to any Fractional Holder (as defined below), and from and after 8:00 p.m. (Central time) on the Effective Date, each Fractional Holder shall have no further interest as a stockholder in respect of such fractions of shares, and in lieu of receiving such fractions of shares shall be entitled to receive, upon surrender of the certificate or certificates representing shares of Common Stock held of record by such Fractional Holder, an amount equal to the fair value of such fractional share as determined by the Board of Directors of the Corporation. A "Fractional Holder" is defined as a holder of record of fewer than 30 shares of Common Stock as of 8:00 p.m. (Central time) on the Effective Date, who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of such reclassification and conversion.

     At 8:01 p.m. (Central time) on the Effective Date, each share of the Corporation's Common Stock and any fraction thereof held by a holder of record of one or more shares of Common Stock as of 8:01 p.m. (Central time) on the Effective Date shall be and hereby is automatically reclassified and converted, without further action, into the Corporation's Common Stock, on the basis of thirty (30) new shares of Common Stock for each whole share of Common Stock.

  Please Complete, Sign, Date and Return this Proxy in the Enclosed Envelope.


                                      PROXY

                      Ambassador Food Services Corporation
                                5-30 54th Avenue
                        Long Island City, New York 11101

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert A. Laudicina and John A. Makula, and each of them, jointly and severally, with full power of substitution, as proxies for the undersigned at the Annual Meeting of Shareholders of Ambassador Food Services Corporation., to be held at the offices of Ambassador Food Services Corporation at 5-30 54th Avenue, Long Island City, New York, on September 30, 2004 at 11:00 a.m. Eastern time, and at any adjournment, to vote the shares of common stock the undersigned would be entitled to vote, if personally present, upon the election of directors, the proposal stated on this Proxy and any other matter properly brought before the meeting, all as set forth in the August 27, 2004 Proxy Statement.

     Unless otherwise marked, this Proxy will be deemed marked "For" on Proposal 1 and marked "Granted" on Proposal 2, and voted accordingly.

                      -----                             -----
                         [Place shareholder label here]
                      -----                             -----

--------------------------------------------------------------------------------

[X]        Please mark your
           votes as in this
           example.

                        THE BOARD OF DIRECTORS RECOMMENDS
            A VOTE "FOR" ON PROPOSAL 1 AND "GRANTED" ON PROPOSAL 2

1. Approval of the proposed  amendment to the     FOR      AGAINST      ABSTAIN
   Certificate of  Incorporation  to effect a
   1-for-30   reverse   stock  split  of  the     |_|        |_|          |_|
   outstanding    common    stock    followed
   immediately  by a 30-for-1  forward  stock
   split  of  the  corporation's  outstanding
   common stock.
2. Authority   granted  to  or  withheld  the      Authority         Authority
   proxies   to  vote   for   the   following
   nominees  as  Directors   (or   substitute   GRANTED to vote     WITHHELD to
   nominee(s)  designated  by  the  Board  of  for all nominees     Vote for all
   Directors   if   any   of   them   becomes                         nominees
   unavailable):    Robert   A.    Laudicina,
   Arthur  D.  Stevens,  Ann W.  Stevens  and
   John A. Makula.

(INSTRUCTIONS:   To  withhold   authority  to
vote  for  any   individual   nominee,   line
through  that  nominee's  name  in  the  list
above.)                                              [_]               |_|

   This Proxy confers discretionary authority to vote upon certain matters, as described in the accompanying Proxy Statement.

SIGNATURE_______________ DATE:____, 2004  SIGNATURE_____________ DATE:____, 2004

(Note: Please sign exactly as name appears on this Proxy. Executors, administrators, trustees, etc., should so indicate when signing, giving their full title as such. If a signer is a corporation or other entity, execute in full corporation or entity name by authorized officer. If shares are held in the name of two or more persons, all should sign.)